Exhibit 4.03
SECURITIZATION/SPANISH DOCUMENTS AND ENGLISH SUMMARY
Summary of the Transaction
On March 31, 2005 Compañia Vidriera, S.A. de CV. (“Covisa”), Industria del Alcali, S.A. de CV. (“Alcali”) and Comercializadora Alcali, S. de R.L. de CV. (“Comercializadora”) (merged into Covisa effective as of June 1, 2008), all subsidiaries of Vena, closed a five year non-recourse revolving account receivables facility, through which such companies obtained approximately Ps. $550 million and US$ 19 million. Such amounts were obtained from the issuance of notes through a trust that was created as a special purpose vehicle for this transaction (the “Trust”). The Trust issued “Certificados Bursátiles Preferentes” for the principal amount of Ps. $550 million placed in the Mexican Stock Exchange and Subordinated Notes for the principal amount of US$19 million privately placed in the United States of America. The principal amounts of the “Certificados Bursátiles Preferentes” and the Subordinated Notes are payable by the Trust from the collection of the receivables originated by Covisa and Alcali. Covisa conducts all of Vena’s glass container operations in Mexico and Alcali is engaged in the manufacturing and distribution of soda ash, sodium bicarbonate, calcium chloride and salt.
Pursuant to the instructions issued on March 27, 2009 by the Technical Committee, on March 31, 2009, the Trust prepaid the total outstanding amount of the “Certificados Bursátiles Preferentes”. On the same date, Covisa, Alcali and the Trustee, with the consent of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International” (“Rabobank”), as holder of the Subordinated Notes, executed a first amendment agreement to the Trust by virtue of which the Trust was amended and restated in its entirety. The purpose of the amendment to the Trust was mainly to refinance the securitization including, among other things, issuing new preferred securities, substituting the existing subordinated notes and extending the revolving period and the amortization period for purposes of allowing Covisa and Álcali to continue receiving daily revenues for trade receivables.
On March 31, 2009, after prepaying the total outstanding amount of the “Certificados Bursátiles Preferentes”, the Trust issued new Preferred Notes for the amount of Ps. $550 million and substituted the Subordinated Notes with new Subordinated Notes to reflect the amended terms of the Trust. Also, Covisa, Alcali, BofA and Rabobank agreed to a partial prepayment of the total outstanding amount of the Subordinated Notes for an amount up to US$9 million. Upon prepayment of the US$9 million, the Subordinated Notes were replaced by new Subordinated Notes for the remaining outstanding balance of such Notes (US$10 million).

Summary of the Trust
On March 23, 2005, Covisa, Alcali and Comercializadora, acting as Settlors and Beneficiaries in Third Place, executed the Trust with the Trustee (on July 18, 2008, ABN AMRO Bank (Mexico), S.A. Institución de Banca Multiple, Fiduciary Division, was replaced by Bank of America México, S.A., Institución de Banca Múltiple, Grupo Financiero Bank of America, División Fiduciaria (“BofA”) as Trustee of the Trust), as amended on March 31, 2009. The main purpose of the Trust is the issuance of Preferred Notes and Subordinated Notes according with written instructions received from the Issuance Committee and to comply with all the duties and obligations related to the Preferred Notes and the Subordinated Notes specified or contemplated by the Trust, the corresponding Issuance Committee Meeting, the Preferred Notes, the Subordinated Notes and all related agreements, respectively. Depending on the instructions by the Issuance Committee, the Preferred Notes and the Subordinated Notes could be privately or publicly offered and placed in Mexico or abroad.
A brief summary of the main terms included in the Trust, as amended, is hereby presented. Such summary is not intended to be exhaustive or sufficient, so it is necessary to review the terms and conditions included in the Trust.
7.1 Creation of the Trust and Receivables Assignment.
The Settlors created the Trust as follows: a) by the irrevocable transfer of Ps. $1,000.00 (one thousand Mexican Pesos 00/100) as initial contribution to the Trust Estate; b) Covisa in its capacity as Settlor of the Trust and according to the Assignment Agreement, irrevocably assigned and transferred to the Trust (i) the Covisa Receivables described on the Initial List, and (ii) all rights and proceeds as the case may be, resulting from the execution of such rights, but not the obligations related to them, and c) Alcali in its capacity of Settlor of the Trust irrevocably assigned and transferred to the Trust: (i) the Alcali Receivables described on the Initial List, and (ii) all rights and proceeds as the case may be, resulting from the execution of such rights, but not the obligations related to them.
7.2. Parties of the Trust.
Settlors: Covisa and Alcali.
Trustee: Bank of America México, S.A., Institución de Banca Múltiple, Grupo Financiero Bank of America, División Fiduciaria.
Beneficiaries in First Place: Each one of the Preferred Holders, as for their right to receive payment of principal and interests, and other amounts under the Preferred Notes, according to the terms and conditions set forth in the corresponding Preferred Notes and in the Trust.

Beneficiaries in Second Place: Each one of the Subordinated Holders, as for their right to receive payment of principal and interests, and other amounts under the Subordinated Notes, according to the terms and conditions set forth in the corresponding Subordinated Notes and in the Trust.
Beneficiaries in Third Place: The Settlors, as for their right to receive back the assets and rights transferred to the Trust, and all the amounts and assets that at that moment may be in the Trust Estate, in the terms set forth in the Trust, once all principal, interests and other amounts payable under the Preferred Notes and the Subordinated Notes have been paid in full.
7.3 Trust Estate.
The Trust Estate will be formed by: a) the amounts and Receivables that the Settlors transfer to the Trust according to Section 2 of the Trust, and the amounts and Receivables that Settlors may contribute or transfer in the future according to the Assignment Agreement; b) the assets and proceeds in cash or in kind derived from the goods and rights mentioned above; c) the proceeds obtained as a result of the Issuance and placement of the Preferred Notes and the Subordinated Notes, according to the Trust; d) the proceeds obtained as a result of the collection of the Assigned Receivables; e) any other goods or rights that may be part of the accounts or assets of the Trust or the Required Reserves; f) the interests or yield of any kind derived from the investment of the liquid assets of the Trust Estate; g) other goods or rights received by the Trustee to comply with the purposes of the Trust or as a consequence thereof, and h) any other goods or rights that for any reason become part of the Trust Estate, including future contributions thereto made by the Settlors.
7.4 Purpose of the Trust
The main purposes of the Trust are: a) the execution by the Trustee of the Assignment Agreement, so that according to the terms of such agreement and the Trust, the Trustee acquires from the Settlors, as part of the Trust Estate, the Receivables. The Trustee shall notify the assignment of the Receivables to the respective debtors; b) the execution by the Trustee of the Bond Administration Agreement and the Master Services Agreements with the Master Servicer, in terms substantially similar to models included as exhibits in the Trust, and to become a part of the Sub-Servicing Agreements, in terms substantially similar to models included as exhibits in the Trust, so that, among other things, according to the terms of such agreements and of the Trust, the Master Servicer, directly or through the Sub-Servicer as the case may be, may render collection services, and prepare and deliver the Master Management Reports and all related information that may be required according to such agreements; c) the supervision by the Trustee of all costs and expenses of the Master Servicer and the Sub-Servicer, resulting from the Bond Administration Agreement, the Master Servicer Agreements and the Sub- Servicing Agreements, and the execution by the Trustee of any amendment or termination to such agreements according to the instructions received from the Technical Committee; d) the issuance of one or more Preferred Notes according to the written instruction received from the Issuance

Committee, in terms and conditions instructed by such Committee; e) the execution by the Trustee of any Purchase Agreement or Credit Agreement with the purchasers of the Preferred Notes, if any, according to the written instructions received from the Issuance Committee; f) the public or private issuance of additional Notes according to the written instructions received from the Issuance Committee, in the terms and conditions instructed by such Committee; g) the payment by the Trustee of any revolving credit lines pursuant to any Credit Agreement; h) pursuant to the terms of the Trust to pay any outstanding amount of the Emisión Ixe ‘09 (as such term is defined under the first amendment to the Trust) with the proceeds obtained from the issuance and placement of additional Preferred Notes; i) the issuance, placement and amendment of one or more Subordinated Notes according to the written instruction received from the Issuance Committee and subject to the prior consent of the Subordinated Holders, in terms and conditions instructed by such Committee; j) the use and application of funds obtained from the issuance and placement of the Preferred Notes and Subordinated Notes pursuant to Section 8 of the Trust; (k) the opening of bank accounts and the creation of funds as provided in Section 7 of the Trust and to keep them open as long as any outstanding amount of the Preferred Notes or the Subordinated Notes remains unpaid, for payments, transfers or deliveries of proceeds as may correspond, according to Sections 7, 8 and other relevant provisions of the Trust; l) to keep the Required Reserves in cash or Receivables, according to the provisions of the Assignment Agreement; m) to receive by electronic money transfer, deposit or any other way, from each of the Assigned Receivables Debtors, or from Covisa or Alcali, or from the Master Servicer or Sub-Servicer, as the case may be, the payment of the Assigned Receivables and any other resource contributed by the Settlors, and to apply such proceeds according to the provisions of the Trust; n) to keep and manage the proceeds from the Assigned Receivables and any other resource contributed by the Settlors, and to apply such proceeds according to the provisions of the Trust; o) subject to the priority rules set forth in Section 8 of the Trust, payment to the Preferred Holders with the proceeds derived from the Assigned Receivables and from any other income or asset of the Trust Estate, except from the amounts deposited on the Guaranty Account, of the accrued interests and principal outstanding amount of the Preferred Notes, the premium if any, and other payable amounts according to the terms and conditions of the Preferred Notes; p) subject to the priority rules set forth in Section 8 of the Trust, payment to the Subordinated Holders with the proceeds derived from the Assigned Receivables and from any other income or asset of the Trust Estate, including the amounts deposited on the Guaranty Account, of the accrued interest and principal outstanding amounts of the Subordinated Notes, the premium if any, and other payable amounts according to the terms and conditions of the Subordinated Notes, in the understanding that, except for the amounts deposited on the Guaranty Account which always will be available to pay the Subordinated Notes, the Trustee shall only use the Trust Estate to pay Subordinated Notes after setting aside the necessary amounts to pay the Preferred Notes; q) the execution of investment agreements necessary or convenient to carry out the Permitted Investments according to the provisions of Section 9 of the Trust; r) the execution of any agreement or document executed by the Settlors and the Subordinated Holders in connection with the issuance, placement or amended of the Subordinated Notes; s) to (i) exchange the whole or part of the amounts received in

Dollars as a result of the Issuance of the Subordinated Notes, or as a result of the collection of any of the Assigned Receivables into Pesos, as appropriate, on the dates that this may result necessary or convenient; (ii) exchange the amounts in Pesos of the Trust Estate into Dollars as long as is necessary to cover the amounts owed in Dollars for the maintenance expenses of the Issuance outside of Mexico, and the amounts owed to the Subordinated Holders, complying at all times with the order or priority set forth in the Trust, and (iii) execute currency exchange swap agreements or any other similar agreements that may be necessary or convenient according to the instructions received from the Technical Committee; t) pursuant to the instructions given by the Technical Committee to the Trustee, to hire the independent auditor to audit the Trust financial statements, Trust accounts, and the Master Servicer reports; u) the execution by the Trustee of any contracts, agreements, and related documents, and to carry out all other necessary acts to comply with the Purposes of the Trust; v) drafting and delivery to the CNBV (if required), the BMV, the Technical Committee, the Settlors, the Rating Agencies, the Preferred Holders and the Subordinated Holders the Trustee Reports and any other information and reports related to the Trust, with the frequency and under terms and conditions set forth in the Trust and applicable law; w) the prepayment by the Trustee of the outstanding amounts of the Preferred Notes and the Subordinated Notes in the terms and conditions instructed for such purpose by the Settlors; x) subject to the authorization by the Settlors and pursuant to the instructions issued by the Technical Committee, the execution by the Trustee of any contract with any person intending to become a party to the Trust as additional settlor, and y) once all principal and interest, as well as other payable amounts according to the Preferred Notes, the Subordinated Notes, and the Trust, are paid in full, to terminate the Trust and deliver to the Settlors in their capacity as Beneficiaries in Third Place, based on applicable proportions according to the written instructions received from the Technical Committee, any remaining amounts that may be part of the Trust Estate, and return to them the Assigned Receivables , and any other assets or rights that may be part of the Trust Estate at that moment.
7.5 Funds and Accounts.
According to the provisions of the Trust, the Trustee opened and shall keep open the Trust bank accounts during the existence of the Trust, and created and shall keep the Trust funds described below, as well as any other account or fund that may be necessary or convenient to comply with the purposes of the Trust, including but not limited to, the Required Reserves that the Trustee must keep (in cash or in Receivables) according to the terms of the Assignment Agreement. Unless expressly provided to the contrary in the Trust, the Trustee shall not (i) make payments, transfers or deliveries for any concept if the corresponding accounts do not have the necessary balance to cover such payments, nor shall (ii) use the balance of a particular account or fund to make payments, transfers or deliveries that shall be paid or covered from a different account or fund.

A. Income Account. The Trustee shall keep a bank account (the “Income Account”) into which all amounts in cash resulting from the Assigned Receivables shall be deposited, whether such amounts are deposited by the Debtors of such Receivables, or transferred by the Trustee from other bank accounts as mentioned hereinafter, or by the Settlors in any other case, and any other income in cash received by the Trustee for any other concept. If necessary, the Trustee shall open additional bank accounts, in Pesos or Dollars, in other banking institutions with the purpose of collecting the Receivables. The Trustee shall immediately withdraw any amounts deposited in such accounts and transfer them to the Income Account. Any and all amounts deposited in such other accounts shall be considered for all effects related to the Trust and the Transaction Contracts, as if they were deposited into the Income Account.
B. Maintenance Fund. The Trustee shall daily set aside from the amounts deposited in the Income Account (and if the case may be, in the other accounts mentioned under Section A above) the amounts necessary to create and preserve a fund (the “Maintenance Fund”) to pay the corresponding Maintenance Expenses of the following calendar month, and shall use such amounts to pay the Maintenance Expenses. If it is necessary to pay Maintenance Expenses in Dollars, the Trustee may exchange to Dollars the corresponding amounts according with the provisions of Section 7 of the Trust.
C. Reserve Fund. The Trustee shall daily set aside from the amounts deposited in the Income Account (and from the other accounts mentioned on Section B above, as appropriate) the amounts necessary to create and preserve a fund (the “Reserve Fund”) to pay any applicable tax amount that according to applicable law the Trustee shall withhold from the amounts payable to the Holders, as appropriate, and to pay any amount of principal and interests to the Holders of the Notes on the next Payment Date. From the Issuance Date and, thereafter, within 3 (three) Business Days following each Payment Date, the Trustee will determine the amount that shall be kept in the Reserve Fund to cover the tax payments that according to applicable law the Trustee shall withhold from the amounts to be paid to the Holders, as appropriate, and to cover the payments of ordinary and delinquent interests due and not paid in previous Payments Dates, and to cover the payment of interests and principal that would have to be made on the next Payment Date. The amounts on the Reserve Fund shall be used first to pay any amount due to the Preferred Notes. Once all due amounts to the Preferred Notes have been paid, the balance of the Reserve Fund, if any, may be exchanged to Dollars, according to the provisions of Subsection G of Section 7 of the Trust, and applied to the Subordinated Notes. In case that, immediately after making the aforementioned payments in each Payment Date there were remaining amounts in the Reserve Fund, the Trustee shall transfer the balance to the General Fund.
D. General Fund. All the amounts in the Income Account (and in the other accounts mentioned in Subsection B above) after separating the necessary amounts to maintain the required balances in the Maintenance Fund and the Reserve Fund, shall become part of the General Fund, and unless they have to be used for other concepts as provided in Section 8 of the Trust, they will be used by the Trustee during the Revolving Period to acquire and pay Receivables on the dates and for the percentages determined according to the Assignment Agreement, as long as the required Aforo is met pursuant to the Assignment Agreement. At the end of the Revolving Period, the amounts that were part of the General Fund shall be used, first to pay any outstanding amount of the Preferred Notes, then to pay any outstanding amount of the Subordinated Notes, and finally, any remaining amount shall be returned to the Settlors at the termination of the Trust. In case that in any Cut-off Date the Master Servicer determines the need for additional contributions to the Trust Estate with the purpose of keeping the required Aforo according to the Assignment Agreement, the Settlors may deposit any additional amounts in the Income Account. The amounts in cash deposited therein shall be credited to the General Fund.

E. Guaranty Account. The Trustee will open a bank account (the “Guaranty Account”) for the amounts to be deposited pursuant to Section 8, Subsection B of the Trust, that will be used as collateral to cover any unpaid amount to the Subordinated Holders. The Trustee shall use such amounts, only and exclusively, to make payments of the Subordinated Notes as applicable, or to make withdrawals and transfers to the General Fund as instructed in writing by the Master Servicer.
F. Currency Exchange. If it becomes necessary to exchange amounts from Pesos to Dollars or vice versa, from the accounts and funds of the Trust, the Trustee shall notify such need to the Settlors and will carry out the corresponding currency exchanges with the institution selected by the Settlors. In the event that the Settlors fail to notify the selected institution to the Trustee, then the Trustee shall carry out the corresponding currency exchanges with Bank of America, S.A., Institución de Banca Múltiple, Grupo Financiero Bank of America at the most favorable exchange rate.
H. Account Statements. Within the first 10 (ten) Business Days of any calendar month, the Trustee shall deliver to the Settlors and to the Preferred Holders, an account statement describing all the transactions performed in the last month with respect to each of the funds and accounts of the Trust. With respect to bank accounts in other banks, the Trustee shall only be bound to deliver the account statements prepared by the corresponding bank no later that the next Business Day after receiving them.
7.6. Payment Priority.
The Trustee shall make the payments mentioned below in the following order:
A. Proceeds obtained from the Ixe ‘09 Issuance (as such term is defined in the first amendment to the Trust). The Proceeds obtained from the Ixe ‘09 Issuance shall be applied in the following order: (i) in first place to pay the loan granted by the Bank to Covisa; (ii) in second place to pay the Issuance Expenses as set forth in the corresponding Issuance Committee meeting; (iii) in third place, to the Maintenance Fund, to pay the Maintenance Expenses of the month following the Date of the Ixe ‘09 Issuance according to the provisions of Section 7, Subsection B of the Trust; (iv) in fourth place, to the Reserve Fund to pay in the next Payment Date any tax amount withheld from the Notes Holders, and to pay in the next Payment Date any amount due to the Notes Holders pursuant to the Transaction Documents, and (v) in fifth place the remaining balance of the Ixe ‘09 Issuance and placement of the Notes to the Settlors.

B. Proceeds obtained from subsequent issuance of Notes. The Proceeds obtained from the issuance of Notes after the Date of the Ixe ‘09 Issuance shall be applied in the following order: (i) in first place to pay any outstanding amount of the Ixe ‘09 Issuance; (ii) in second place to pay the Issuance Expenses of the corresponding Notes; (iii) in third place, to the Maintenance Fund, to pay the Maintenance Expenses of the month following the Date of the Issuance; (iv) in fourth place, to the Reserve Fund to pay in the next Payment Date any tax amount withheld from the Notes Holders, and to pay in the next Payment Date any amount due to the Notes Holders pursuant to the Transaction Documents, and (v) in fifth place the remaining balance to the General Fund.
C. Proceeds resulting from the Assigned Receivables. The Proceeds generated by the Assigned Receivables and any other amount that is deposited in the Income Account (or in the other accounts mentioned in Section 7, Subsection B of the Trust), shall be applied according to the following priority order:
1. The amounts that each month are deposited in the Maintenance Fund, shall be applied on each Set-off Date to the payment of the Maintenance Expenses, in the case that the amounts in the Maintenance Fund are not enough to cover such payment, then the Trustee will pay the remaining amount with funds from the General Fund. In the event of an Event of Default or an Early Amortization Event, the Trustee will not pay the Rating Agencies fees in this priority order but according to the provisions of paragraph 6 of this Subsection C, Section 8 of the Trust;
2. The amounts in the Reserve Fund shall be applied in first place to the payment of accrued and unpaid penalty interests with respect to the Preferred Notes on each corresponding Payment Date, in case that in any Payment Date the amounts of the Reserve Fund are not enough to make such payment, the Trustee will use funds from the General Fund to pay the remaining amounts;
3. The amounts in the Reserve Fund shall be applied in second place to the payment of the accrued and unpaid ordinary interests with respect to the Preferred Notes on each corresponding Payment Date, in case that in any Payment Date the amounts of the Reserve Fund are not enough to make such payment, the Trustee will use funds from the General Fund to pay the remaining amounts;
4. As long as the payments of principal and interests amounts of the Preferred Notes are current, and as long as after making the corresponding payments the required Aforo is maintained according to the Assignment Agreement, the amounts of the Reserve Fund shall be applied in third place to pay on each Payment Date any tax withheld by the Trustee from the amounts to be paid to the Subordinated Holders, and subsequently, to pay any delinquent and ordinary accrued and unpaid interests of the Subordinated Notes. If after making the corresponding payments, the required Aforo according to the Assigned Agreement is not maintained, then the Trustee shall not make such payments. In case that the amounts of the Reserve Fund are not enough to pay the tax amounts and interest that correspond to the Subordinated Notes, the Trustee shall take from the General Fund the necessary amounts to pay the remaining balance. In case that the amounts in the General Fund are not enough for such payment, the Trustee shall take the amounts deposited in the Guaranty Account to pay the corresponding amounts to the Subordinated Holders, according to the provisions of the Subordinated Notes;

5. The amounts in the Reserve Fund shall be applied in fourth place to pay totally or partially the outstanding principal amount of the Preferred Notes pursuant to the following:
a) Regarding the Ixe ‘09 Issuance, to pay partially or totally the outstanding principal amount of the Preferred Notes (i) as of the Expected Prepayment Date, pursuant to Paragraph 3 Section A Clause 12, or (ii) in any other date prior to the Expected Prepayment Date in the event of a Rating Downgrading to the Preferred Notes to a rate lower than “mx.AA-” in the scale used by Standard & Poors de México, S.A. de C.V. (or any equivalent rating), in such case, the Revolving Period will not end and the Trustee shall separate from the Income Account all additional amounts necessary to pay in each of the following Payment Dates a sixth part of the total outstanding principal amount of the Preferred Notes, or (iii) in any other date prior to the Expected Prepayment Date upon the occurrence of an Event of Default or an Early Amortization Event, and if the Preferred Holders declare the termination of the Revolving Period, then the Trustee shall use all the amounts in the Reserve Fund, and if such amounts are not enough, shall use all the amount in the General Fund, to pay the total outstanding amounts of principal and interest of the Preferred Notes. In case of sub-paragraph (i) or (ii) above, all amounts exceeding the required Aforo shall be used to pay principal and interest of the Subordinated Notes pursuant to paragraphs 4 and 7 Section C Clause 8;
b) Regarding subsequent issuance of Notes, to pay partially or totally the outstanding principal amount of the Preferred Notes (i) as of the Expected Prepayment Date, pursuant to Paragraph 3 Section A Clause 12, or (ii) in any other date prior to the Expected Prepayment Date upon the occurrence of an Event of Default or an Early Amortization Event, and if the Preferred Holders declare the termination of the Revolving Period, then the Trustee shall use all the amounts in the Reserve Fund, and if such amounts are not enough, shall use all the amount in the General Fund, to pay the total outstanding amounts of principal and interest of the Preferred Notes. In case of sub-paragraph (i) above, all amounts exceeding the required Aforo shall be used to pay principal and interest of the Subordinated Notes pursuant to paragraphs 4 and 7 Section C Clause 8;
6. Upon the occurrence of an Event of Default or an Early Amortization Event once the Preferred Notes have been fully amortized, the amounts of the Reserve Fund shall be applied in fifth place to the payment of the Rating Agencies fees that may still be outstanding, in case that the amounts of the Reserve Fund are not enough to make such payments, the Trustee shall use funds from the General Fund to pay the remaining balance;
7. If payments of principal and interest under the Preferred Notes are current all and as long as after making the corresponding payments the required Aforo is maintained according to the Assignment Agreement, the amounts of the Reserve Fund shall be applied in sixth place as of the Subordinated Notes Expected Prepayment Date to pay partially or totally the outstanding principal amount of the Subordinated Notes;

8. Once all the above payments are made, the amounts in the General Fund shall be applied to pay any compensation or indemnity amounts to the Trustee pursuant to Clause 18 of the Trust; in case such compensations were not fully covered according to the provisions of paragraph 1 of this section C and Clause 19, and only for the difference described on such Clause 19;
9. Upon a guarantor default of the Subordinated Notes’ default that according to the documents related to the Issuance and placement of the Subordinated Notes shall result in setting aside amounts from the Guaranty Account, and the reception by the Trustee of written instructions to such effect by the Master Servicer, and as long as the payment of all principal and interest under the Preferred Notes are current, then the Trustee shall set aside from the General Fund the amounts indicated in writing by the Master Servicer and deposit them in the Guaranty Account until the balance of such account reaches US $1,500,000.00 (One Million Five Hundred Thousand Dollars 00/100) or its equivalent in Mexican Pesos in each case the Master Servicer shall instruct the deposit of the largest available amount from the General Fund in order to reach as soon as possible the aforementioned total balance. Once the total balance of the Guaranty Account reaches such amount, the Trustee shall stop making any deposits in the Guaranty Account. The Master Servicer shall give the above mentioned instructions to the Trustee once he has verified the existence of a default by the Subordinated Notes guarantor that according to the provisions of the documents related to the Issuance and offering of the Subordinated Notes, shall result in setting aside amounts in the Guaranty Account. The Master Servicer shall make that verification on his behalf or on behalf of the majority of the Subordinated Holders upon a written request. Once the event that caused the deposit of amounts in the Guaranty Account ceases to exist, and in the other cases provided for in the documents executed with the Subordinated Holders, the Trustee would be able to withdraw from the amounts deposited in the Guaranty Account and transfer them to the General Fund, according to the specific written instructions by the majority of the Subordinated Holders with copy to the Master Servicer;
10. Unless they shall be used for the payment of other concepts according to the provisions of Clause 8 of the Trust, all amounts in the General Fund shall be used during the Revolving Period to acquire and pay Receivables according to the provisions of Clause 7, Section D of the Trust, in the understanding that as of the Expected Prepayment Date the Tustee shall separate from the Income Account all additional amounts necessary to pay in each of the following Payment Dates one sixth of the total outstanding principal amount of the Preferred Notes. In case of termination of the Revolving Period for any cause, all the amounts that were part of the General Fund shall be applied to the payment of the above mentioned concepts, in the priority order set forth herein.
11. Once the Subordinated Notes have been fully amortized, and as long as there is not any Maintenance Expenses outstanding balance, all the remaining amounts shall be delivered to the Beneficiaries in Third Place, in the proportion corresponding to their contributions, according to the provisions of the Trust.

7.7. Obligations of the Trust Settlors.
The obligations of the Trust Settlors are the following: a) To comply in all material aspects with applicable law and with the payment of tax obligations, including those related to the payment of VAT with respect to the Assigned Receivables, and the delivery of documents that evidence such payments, and with any other obligation set forth in the Trust; b) To take any other additional required action to execute the Assignment to the Trust of the Receivables, and if necessary, to start any reasonable required legal action to defend such assignment, and to cooperate with the Trustee, the Master Servicer, and the Sub-Servicer to sue the Debtors of Assigned Receivables, in case of default of their payment obligations, according to the provisions of the Master Services Agreements, and the Sub-Servicing Agreements; c) To notify the assignment of the Assigned Receivables to their corresponding Debtors, and to instruct such Debtors to make the corresponding payments to the Income Account or to any other account opened by the Trustee, according to the provisions of Clause 7, Section A; d) To act as depositary of the Trust with respect to all income received from the Assigned Receivables , and to immediately deposit such income in the Income Account (in any case no later than the third Business Day following the date of receipt; e) Deliver to the Trustee, the Preferred Holders, and the Subordinated Holders, prior to April 30 of each year, a copy of their corresponding audited financial statements for the previous accounting year; f) If applicable with respect to the Notes issued by the Trust, to deliver to the CNBV the required information of the Settlors pursuant to the Ley del Mercado de Valores, and to deliver to the BMV, as appropriate, the information referred to in provision 4033.00 and Section Second, Chapter 5 of the BMV Internal Rules, so that in case of default with such obligations, the disciplinary and corrective measures shall be applied through the corresponding bodies and proceedings. Likewise, they shall appoint the persons in charge of delivering the aforementioned information, and g) Deliver to the Trustee all reasonable information that it may request within a reasonable period of time considering the nature of the requested information
7.8. Issuance Committee and Technical Committee of the Trust. According to the provisions of Article 80, third paragraph of the Financial Institutions Act of Mexico, the Trust created an Issuance Committee and a Technical Committee.
A. The Issuance Committee.
1. The Issuance Committee shall be formed by 3 (three) members, initially appointed by the Settlors. As of the date of Ixe ‘09 Issuance of Preferred Notes the Settlors shall appoint 2 (two) members of the Issuance Committee and the Preferred Holders shall appoint 1 (one) member of the Issuance Committee.

2. The authority and rights of the Issuance Committee will only include
(a) Regarding the Ixe ‘09 Issuance: (i) the authorization and written instruction to the Trustee to carry out the Ixe ‘09 Issuance of Preferred Notes to be issued under the Trust; (ii) defining the terms and conditions of the Preferred Notes of the Ixe ‘09 Issuance, not included already in the Trust Agreement or in the related Operating Agreements, including but not limited to, the principal amount, the interest rate, and other related terms, conditions and characteristics of such Issuance, (iii) to instruct the Trustee to execute all necessary documents and agreement to carry out the Ixe ‘09 Issuance of Preferred Notes, and to carry out all necessary amendments to the other Transaction Contracts; (iv) to authorize the expenses and fees of the Trustee, the Master Servicer, the Sub-Servicer and the Rating Agencies, and all other Issuance Expenses necessary to carry out the Ixe ‘09 Issuance of Preferred Notes; (v) to instruct the Trustee to pay the fees and expenses mentioned in number (iv) above on the issuance date with the funds of the Trust Estate, and (vi) to instruct the Trustee to execute all the Operating Agreements and amendment agreements thereto.
(b) Regarding any Additional Issuances: (i) the authorization and written instruction to the Trustee to carry out one or more additional issuances of Preferred Notes or Subordinated Notes to be issued under the Trust; (ii) defining the terms and conditions of the Preferred Notes and the Subordinated Notes, not included already in the Trust Agreement or in the related Operating Agreements, including but not limited to, the principal amount, the interest rate, and other related terms, conditions and characteristics of such Issuance, (iii) to instruct the Trustee to execute all necessary documents and agreement to carry out such additional issuances of Preferred Notes and Subordinated Notes, and to carry out all necessary amendments to the other Transaction Contracts; (iv) to authorize the expenses and fees of the Trustee, the Master Servicer, the Sub-Servicer and the Rating Agencies, and all other Issuance Expenses necessary to carry out such additional issuances of Preferred Notes and Subordinated Notes; (v) to instruct the Trustee to pay the fees and expenses mentioned in number (iv) above on the issuance date with the funds of the Trust Estate, and (vi) to instruct the Trustee to execute all other necessary document or instrument to carry out such additional issuances.
B. The Technical Committee.
The Technical Committee shall be formed by 3 (three) members and their corresponding substitutes. The members of the Technical Committee shall be appointed according to the following: (a) The Settlors will have the right to jointly appoint 1 (one) member of the Technical Committee and his corresponding substitute; (b) The Preferred Holders will have the right to appoint 2 (two) members of the Technical Committee and their corresponding substitutes; (c) the principal and alternate members of the Technical Committee will have the same rights and authority; (d) The appointment of the principal and alternate members of the Technical Committee will take place by written notice to the Trustee who shall keep a registry of the members of the Technical Committee; (e) The president of the Technical Committee will be appointed by the majority of its members and will not have a tie-breaking vote, and (f) the appointment of the Technical Committee members will be honorary so they will not receive any compensation for their services.

The authority and rights of the Technical Committee shall be the following: (a) supervise the due application of the amounts in the Trust Estate; (b) notify in writing to the Trustee, the resignation and appointment of the members of the Technical Committee; (c) review, analyze and approve the monthly statements delivered by the Trustee; (d) instruct the Trustee with regard to all the actions that shall be taken by it to comply with the purposes of the Trust, but only in those cases not expressly provided for in the Trust Agreement; (e) In case of Default by the Master Servicer or if the Master Servicer Agreements are terminated for any reason, (i) appoint a new Master Servicer, (ii) negotiate the terms and conditions for the execution of the corresponding Bond Administration Agreement or Master Servicer Agreements, and (iii) instruct the Trustee to execute the new Bond Administration Agreement or Master Servicer Agreements; (f) In case of Default by the Sub-Servicer, or in case the Sub- Servicing Agreements are terminated for any cause, (i) appoint a new Sub-Servicer, as appropriate, to render the management and collection services with respect to the Assigned Receivables, (ii) negotiate the terms and conditions for the execution of the corresponding Sub-Servicing Agreements; (iii) instruct the Trustee to execute the new Sub-Servicing Agreements; (g) supervise and procure that the Trustee complies with its disclosing information obligations according to the provisions of the Trust; (h) instruct the Trustee to modify the Trust pursuant to Clause 20 of the Trust; (i) substitute the Trustee according to the provisions of the Trust; (j) the remaining acts that may correspond to the Technical Committee pursuant to the Trust and the other Transaction Contracts, with the understanding that in those cases in which the Technical Committee approval is required without setting a deadline for such approval, the Technical Committee shall render its corresponding resolution within 90 (ninety) calendar days following the date such matter was filed for approval, or, if due to the absence of such resolution the rights of the Preferred Holders are affected, according to the corresponding Preferred Note, the Preferred Holders shall adopt the corresponding resolution.
8. Summary of the Assignment Agreement.
On March 23, 2005, simultaneously with the execution of the Trust, Covisa, Alcali and Comercializadora (merged into Covisa effective as of June 1, 2008), in their capacity of assignors, executed the Receivables Assignment Agreement with the Trustee of the Trust at that moment, in its capacity of Assignee.
On March 31, 2009, after prepaying the total outstanding amount of the “Certificados Bursátiles Preferentes” issued by the Trust, Covisa, Alcali and BofA, as Trustee of the Trust, with the consent of Rabobank, as the holder of the Subordinated Notes, executed a first amendment agreement to the Receivables Assignment Agreement by virtue of which the Assignment Agreement was amended and restated in its entirety.
On June 25, 2009, Covisa, Alcali and BofA, as Trustee of the Trust, with the consent of Rabobank, as the holder of the Subordinated Notes, executed a second amendment agreement to the Receivables Assignment Agreement by virtue of which some formulas in the Assignment Agreement were amended to adjust the Required Reserves pursuant to a request of Standard & Poors.

A brief summary of the main relevant provisions of the Assignment Agreement is presented below. Such summary does not pretend to be exhaustive or sufficient, hence it is necessary to refer to the terms and conditions contained in the Assignment Agreement.
8.1 Receivables Assignment.
A. Assignment. In accordance with articles 389, 390, 391 and other relevant articles of the Commercial Code of Mexico, and with articles 2029, 2032, 2033, 2046 and other relevant articles of the Civil Code for the Federal District of Mexico and the corresponding Civil Codes for the rest of the states of the Mexican Republic, and in accordance with the provisions of the Trust, the Assignors assigned in favor of the Assignee, and the Assignee accepted the assignment of all Receivables in existence or to be created starting from March 31, 2005, derived from Purchase Orders of goods or services which were delivered by each of the Clients of the Assignors, except for their respective affiliates, within Mexican territory. The Assignors delivered to the Assignee a list of the Clients whose Receivables were assigned by the Assignment Agreement (without prejudice that in the future it may be possible to assign Receivables of new Clients included in Daily Lists and duly notified pursuant to the Assignment Agreement). The assignment of such Receivables includes all rights that legally or de facto derived from them, without any limitation whatsoever, including Guarantees, Collections, as well as any accrued interests and accessories, if any, or to be accrued with respect to such Receivables, as from the agreed date, provided however that the assignment does not include the Assignor’s obligations related to such Receivables. The Assignee ratified its acceptance of such assignments for all purposes and effects as provided in the Assignment Agreement. The Receivables of each of such Clients will be individually identified on the Daily Lists, in accordance with the provisions of Section 3, Subsection B of the Assignment Agreement.
B. Identification of the Assigned Receivables. The Assignors assigned in favor of the Assignee, and the Assignee accepted the assignment of the Receivables identified in the Daily Lists pursuant to the Assignment Agreement, including all rights that legally or de facto derived from them, without any limitation whatsoever, including Guarantees, Collections, as well as any accrued interest and accessories, if any, or to be accrued with respect to such Receivables. The Assignee ratified its acceptance of such assignments for all purposes and effects as provided in the Assignment Agreement. In addition, in accordance with the provisions of the Assignment Agreement, the Assignee will not acquire Receivables which derive from Purchase Orders of Affiliates of the Assignors.

C. Conditions Precedent. The obligation of the Assignee of acquiring the Receivables each Business Day pursuant to the Assignment Agreement, is subject to compliance of the following conditions precedent on each Business Day, unless the Assignee resigns to comply with them: a) the recording of the Assignment Agreement in the Public Registry of Commerce located in the corporate domicile of the Assignors, provided however, if the Assignment Agreement was not recorded within 30 (thirty) days from the Issuing Date, the Assignee would stop paying Considerations derived from the Receivables until the respective recording takes place (the Assignment Agreement was duly recorded within such period); b) that the Revolving Period had not ended, and c) that the representations and guarantees of the Assignors pursuant to the Assignment Agreement be true and correct in all material respects. The Assignee will acquire Receivables during the Revolving Period up to the maximum amounts permitted for such effects by the Trust. The Revolving Period will automatically end upon the occurrence of any of the events referred to in paragraphs 1, 5, 9, 10, 11y 12 of Section 8 Subsection A of the Assignment Agreement.
D. Existence and Legitimacy of the Receivables. Pursuant to article 391 and other relevant articles of the Commercial Code of Mexico and articles 2042 an other relevant articles of the Civil Code for the Federal District of Mexico and the corresponding articles of the Federal Civil Code and the Civil Codes for the states of the Mexican Republic, the Assignors guarantee to the Assignee the existence and legitimacy of the Assigned Receivables, but not the solvency of the Debtors, hence the Assignee will not have rights, actions or claims of any kind against the Assignors with respect to the solvency of the Debtors of the Assigned Receivables.
E. Eligibility Requirements. The Assignee will rely on the information provided by the Master Servicer, as provided in the Bond Administration Agreement, and the Master Servicer Agreement, if applicable, with respect to the amounts and percentages of the Assigned Receivables which constitute Eligible Rights.
F. Assignment Execution.
1. Daily Lists. Each Business Day during the term of the Assignment Agreement, the Assignors may deliver to the Assignee through the Master Servicer a list of the Receivables transferred to the Assignee in such date, where the respective Consideration and the information set forth in the Assignment Agreement will be specified. The Daily Lists will be prepared by the Master Servicer, in its capacity as agent of the Assignors in accordance with the provisions of the Master Servicer Agreements. The Assignors, as of the date of execution of the Assignment Agreement acknowledged and ratified the assignment of all and each of the Receivables included in any of such Daily Lists. The Daily Lists may be delivered through electronic means. The data messages transferred by such means will be valid and binding for the parties of the Assignment Agreement, in accordance with the provisions of article 93 and other relevant articles of the Commercial Code of Mexico and any other applicable legal provisions.
The Assignors will deliver to the Assignee through the Sub-Servicer within the following 5 (five) Business Days from the date of delivery of each Daily List, the respective Purchase Orders and all the respective information related to the Receivables included in each of the Daily Lists, (i) duly endorsed in favor of the Assignee as provided in the Assignment Agreement, in cases where the nature of the documents containing the Receivables allows so, or (ii) with a legend in terms of the Assignment Agreement.

2. Legends. All documents containing Receivables, including without limitation invoices and any other non-negotiable instruments, shall contain a legend in the following terms:
“This document and all Receivables covered by it have been assigned to the irrevocable issuance, administration, and payment Trust number F/251 created on March 23, 2005, in Bank of America, S.A., lnstitución de Banca Multiple, Grupo Financiero Bank of America, Trust Division”.
Those documents containing Assigned Receivables which constitute negotiable instruments shall have the following endorsement:
“Endorsed in favor of Bank of America, S.A., lnstitución de Banca Multiple, Grupo Financiero Bank of America, Trust Division, in its capacity as trustee of the irrevocable Trust, for the issuance, administration and payment number F/251 created on March 23, 2005, in such institution”.
In case of substitution of the Trustee pursuant to the provisions of the Trust Agreement, such legends shall be modified accordingly.
3. Other documents. In addition, the Assignors shall execute any additional documents or instruments as reasonably required by the Assignee that are required for the perfection of the assignment of the Assigned Receivables and the Guarantees, if such is the case.
G. Assignment Notice. The Assignee will have the right to notify the respective Debtors the assignment of Assigned Receivables in accordance with the provisions of articles 389 of the General Law for Negotiable Instruments and Credit Transactions of Mexico, 390 of the Commercial Code of Mexico, 2036 and other relevant articles of the Civil Code for the Federal District and the corresponding provisions of the Federal Civil Code and the Civil Codes for the states of the Mexican Republic. Notwithstanding the above, the Assignors committed at the execution of the Assignment Agreement to notify immediately after the execution of the agreement and no later than the following 30 (thirty) Business Days, before a notary public, or before two witnesses, as provided in applicable law, to the Debtors of the Assigned Receivables, the assignment of such Receivables in favor of the Assignee, and to notify them the corresponding Income Account or any other bank account of the Assignee created for those purposes pursuant to Section 7 Subsection B of the Trust Agreement and to instruct them to make all payments as of such date in connection with the Assigned Receivables precisely in such Income Account or to any other bank account mentioned above. Such notices shall as well refer to the assignment of such Debtor’s Receivables to be carried out in the future.
Additionally, the Assignors committed to notify in writing, immediately after each subsequent assignment of Receivables, before a notary public or before two witnesses, as provided in applicable law, to each of the Debtors of the Assigned Receivables, not previously notified, the assignment of such Receivables and the corresponding Income Account or any other bank account of the Assignee opened for those purposes pursuant to Section 7 Subsection B of the Trust Agreement and to instruct them to make all payments as of such date in connection with the Assigned Receivables precisely in such Income Account or to any other bank account mentioned above. Such notices shall as well refer to the assignment of such Debtor’s Receivables to be carried out in the future.

The Assignors committed to deliver to the Assignee, through the Sub-Servicer and within 10 (ten) days following the date when such notifications take place, the documents, records, deeds or policies where each notification is contained. The above mentioned notifications shall be made in terms substantially similar to formats attached to the Assignment Agreement for such purposes.
If the Assignors obtain in writing from the Debtors of the Assigned Receivables the acknowledgement and acceptance of the Assignment, it will not be necessary to make the notification with the above mentioned formalities.
In case that, notwithstanding the above, the Debtors of the Assigned Receivables continue to make the payment in the Collection Accounts or in any other account of the Assignors, or by any other means, to the Assignors and not to the Assignee, the Assignors will be considered as depositaries of the Assignee regarding the amounts so received, and shall withdraw such amounts and any of the proceeds generated from the Collection Accounts or from any other account of the Assignor, if applicable, and immediately deposit them in the Income Account, in any event no later than the third Business Day following the date of receipt thereof.
H. Revolving Period Termination. At the end of the Revolving Period, the Assignee must stop acquiring Receivables from the Assignors, and will deliver to each Debtor that was notified of the assignment in terms of Section 3 Subsection G of the Assignment Agreement, all notices that may be necessary or convenient, pursuant to the instructions given for such purposes by the Assignors in connection with the new Receivables to be generated in the future.
8.2 Eligibility Requirements.
A. Master Servicer’s Statement. In accordance with the provisions of the Bond Administration Agreement, the Master Servicer will determine which Receivables comply with the Eligibility Requirements set forth in Section 2 Subsection B of the Assignment Agreement.

B. Eligibility Requirements. In accordance with the Assignment Agreement, in order for any Receivables to be considered as an Eligible Right, such Receivables must comply with the following eligibility requirements: a) that it not be a Cancelled Receivable Right or a Matured Receivable Right or a Receivable Right whose Debtor is a Debtor of Matured Receivables; b) that such Receivables be generated in the normal course of business of the Assignors, respectively; c) that it not be a credit for sale of products to Affiliates of any of the Assignors; d) that the corresponding Debtor not be a government or governmental entity; e) that they constitute valid payment obligations enforceable against the corresponding Debtor; f) that the corresponding Debtor has received from the respective Assignor a written notice of the Assignment and instructions in order to make the payments in the Income Account of the Trust; g) (i) that the original payment period does not exceed 120 (one hundred and twenty) natural days from the date in which it was generated, and that the payment period on the date when such Receivables is transferred to the Assignee not be longer than 60 (sixty) natural days, unless the Master Servicer agrees to the contrary prior to the assignment of the corresponding Receivables, and (ii) if such Receivables expires and becomes enforceable before the Payment Date; provided however that the value in Pesos of Receivables with payment terms longer than 60 (sixty) natural days since the date on which such Receivables were transferred to the Assignee with the consent of the Master Servicer according to subsection (i) above, shall not exceed 5% (five percent) of the value in Pesos of the total Eligible Rights Assigned on the scheduled date of termination, unless the consent of the Technical Committee is obtained and provided that once the payment term of such Receivables is equal to or less than 60 (sixty) natural days, such Receivables will not be taken into account for the calculation of the 5% limit mentioned above; h) that the rights of the Assignors over their respective Receivables be free from any lien, and that on the assignment date according to the Assignment Agreement, the corresponding Debtor has no set-off right or any claim whatsoever, except for any agreed discount or claim for non-compliance of agreed guarantees pursuant to the Purchase Order, provided however that: (i) if the respective claim, demand, set off, or legal action only affects a portion of the remaining balance of the respective Receivables, then it will be considered that the non-affected portion of such Receivables complies with the eligibility requirement pursuant to the Assignment Agreement, and (ii) the Receivables against a Debtor which in turn has accounts for collection against the corresponding Assignor, will comply with the eligibility requirements pursuant to the Assignment Agreement, if and only if the Debtor signs an agreement in reasonably acceptable terms for the Assignor pursuant to which such Debtor resigns its right a set off of the amounts that any of the Assignors owes him against the amounts owed pursuant to the Receivables; (i) that such Receivables be in force and constitutes a valid obligation of the corresponding Debtor, which is enforceable against such Debtor, in accordance with its terms and conditions; (j) that the Receivables and the Purchase Order from which it is derived do not breach any legal applicable provision whatsoever; (k) that such Receivables have them generated in accordance to applicable requirements pursuant to the Collections and Credit Policies; (l) that any of the Assignors has complied with its main obligations in accordance to the respective Purchase Order; (m) that there be no material breach in the agreed representations of the corresponding Purchase Order; (n) that the consent of the respective Debtor be not required in order to assign the Receivables pursuant to the Assignment Agreement; (o) that the Assignors be the legitimate holders of such Receivables and that when assigning it to the Assignee, the latter acquires all the rights over it free from of any liens and claims except for the provisions of paragraph (o) above, (p) that the total of the Assigned Eligible Rights in Dollars does not exceed 4% (four percent) of the total Assigned Receivables , (q) that such Receivables complies with the rest of the requirements as agreed by the parties pursuant to the Assignment Agreement, and (r) that with respect to Alcali’s Receivables, the total of Alcali’s Eligible Rights Assigned do not exceed 23% (twenty three percent) of the total Assigned Receivables.

8.3 Consideration.
A. Initial Consideration. Initially, the amounts for the payment of the Eligible Rights Assigned will derive from the Issuance and offering of the Preferred Notes and from one part of the proceeds of the Issuance and offering of the Subordinated Notes, and the amounts for the payment of the Non-Eligible Rights Assigned will derive only from the issuance and offering of the Subordinated Notes, in accordance with the provisions of the Trust.
B. Determination of the Consideration for Subsequent Assignments. Subject to the provisions of the following Subsection D, and to the rest of the applicable provisions of the Assignment Agreement, the Consideration for the Assigned Receivables by the Assignors to the Assignee pursuant to the Assignment Agreement, will be the value that each such Receivables has, pursuant to the corresponding invoices and other related documentation, (i) including the corresponding VAT, and (ii) with reductions that correspond for any Dilution, due to discounts or other reductions agreed, as applicable, pursuant to the provisions contained in the documentation of such Receivables.
C. Payment Date of the Initial Assignment Consideration. The Assignee will pay the corresponding amounts pursuant to Section 4 Subsection B of the Assignment Agreement, starting on the Issuance Date, as the copy of the notifications to the Clients (or the evidence of the acknowledgement of the Assignment by them) are being delivered to the Assignee pursuant to the provisions of Subsection G (Notification of the Assignment) of Section 8.1 above. Any remaining portion will be covered pursuant to the provisions of the following Subsection D or, if applicable, at the moment of the termination of the Trust through the delivery of the remaining amounts in the Trust Estate pursuant to the provisions of the Trust Agreement.
D. Master Payment for Subsequent Assignments Consideration. The Aforo will be determined by the Assignee through the Master Servicer in each Assignor’s Payment Date. The Consideration of Assigned Receivables will be paid by the Assignee to any of the Assignors, as it may correspond. during the Business Day on which the respective Assignment takes place, if and only if the notice to the Clients was delivered when necessary, pursuant to the provisions of Subsection F (Assignments Perfection) of Section 8,1 above, provided however, that the Assignee will only pay such Consideration if after making the corresponding payment, the Aforo is still equal or higher than 1 (one). For purposes of determining the amounts that shall be delivered to the Assignors in each Assignor’s Payment Date, the following rules will apply: a) in case that after giving effect to the total payment of the Consideration the required Aforo is met, the Assignee will make such payment in full to the Assignors, and b) in case it is not possible to make the total payment of the Consideration without defaulting with the required Aforo, the Assignee will make a partial payment of the Consideration up to the possible amount, if applicable, and will pay the rest of the Consideration as soon as possible defaulting with the required Aforo, unless the Assignors proceed according to Subsection E below, in which case when receiving the cash or the additional Eligible Rights, as the case may be, the Assignee will increase the partial payment or will conduct the total payment, as it may correspond, no later than the Business Day following to the date in which the Assignees carry out any of the actions mentioned in such Subsection E, if applicable (any remaining portion will be covered at the moment of termination of the Trust by delivering the remaining amounts in the Trust Estate in accordance with such Trust).

E. Reestablishment of the Aforo. In case that in any of the Cut-off Dates the required Aforo is not met, the Assignee will notify such event to the Assignors, who in such case may assign additional Eligible Rights to the Assignee or make additional cash contributions to the Trust Estate, so that after making the corresponding payment, the required Aforo is met pursuant to the Assignment Agreement.
F. Other Payment Terms and Conditions. All the amounts that the Assignee owes to the Assignors pursuant to the Assignment Agreement will be paid in immediate available funds, without any withholding or deduction whatsoever by depositing the due amounts in the account that the Assignors indicate in writing for those purposes.
8.4. Determinations; Settlement.
A. Determinations. Pursuant to the Assignment Agreement, on each Monthly Report Date during the term of the Assignment Agreement the following will be made:
I. Aforo Level. The Assignee, through the Master Servicer will determine the Aforo on each Assignor’s Payment Date based on the Daily Reports which the Master Servicer will deliver pursuant to the Bond Administration Agreement. In case that on any Assignor’s Payment Date the Aforo is less than the required Aforo pursuant to Section 8.3 Subsection D above, the Assignee, through the Master Servicer, will immediately notify such event in writing to the Assignors, who may reestablish it as from such notice in accordance with the provisions of Subsection E of said section
In such case, the Assignee, through the Master Servicer, will determine if the Aforo Level will be increased during the following 10 (ten) Business Days and if at the end of such period those increases, measured in Pesos, represent a sufficient amount in order to cover the Partial Cost of Interest, it will notify it in writing to the Assignors with a copy to the Preferred Holders at the end of each subsequent 10 (ten) Business Days period until the Aforos reaches the required levels pursuant to Section 8.3 Subsection D above.
In all calculations that have to be made pursuant to this Agreement, the Master Servicer will consider the VAT within the amounts of the Assigned Receivables.
2. Deemed Collections. The Assignee, through the Master Servicer will determine during the respective Settlement Period if: a) the Remaining Balance of any Receivables has been reduced or cancelled as a consequence of the respective goods or services being defective, or if some cash discounts have been applied, or if any other adjustment has been made by the Debtor, or as a result of any governmental action, or b) the Remaining Balance of any Receivables has been reduced or cancelled as a consequence of any set off resulting from any claim of the corresponding Debtor, or c) the Remaining Balance of any Receivables has been reduced or cancelled as a consequence of the Assignors’ obligation to, as it may correspond, paying any reimbursements or reductions, or d) the Remaining Balance of any Receivables resulted lower than the amount considered to calculate the Total Net Balance (except by the fact of having received Collections, or that such Receivables has been converted in an Matured Receivables), or e) any of the representations by the Assignors in the Assignment Agreement are misleading or false in any material aspect in connection with any Receivables on the date when such Receivables was transferred to the Assignee.

In any of those events, it will be deemed that any of the Assignors, as it may correspond, received a payment of such Receivables (the “Deemed Collections”) (i) in case of paragraphs (a) to (c) above, for up to the amount of the reduction or cancellation, (ii) in case of paragraph (d) above, for up to the difference between the real Remaining Balance and the amount considered for the calculation of the Total Net Balance, and (iii) in case of paragraph (e) above, for up to the Remaining Balance of such Receivables.
In any of such cases, any of the Assignors, as it may correspond, shall reimburse to the Assignee the amount of such Deemed Collection or assign to the Assignee additional Eligible Rights for a value equal to such Deemed Collection no later than the following 10 (ten) Business Days after the date on which the Assignors received from the Assignee (directly or through the Master Servicer) a notice in writing for such purposes. In case that the respective Assignor performs the above, the Assignee may set-off such Deemed Collections against the payable Considerations to the respective Assignor for the assignment of Eligible Rights in the following Calculation Periods.
B. Settlement Dates. In each Settlement Date during the term of this Agreement, the Assignor, based on the Reports made by the Master Servicer, will make the payment of the Consideration to the Master Servicer and the rest of the Maintenance Expenses that are payable in such date in accordance with the provisions established such purposes in the Bond Administration Agreement and in the Trust Agreement.
C. Changes to the Concentration Limit by each Client. In case that the Master Servicer and the Rating Agencies determine any modification to the Concentration Limit for each Client, the Assignor must present such information to the Assignees (directly or through the Master Servicer) with the longest anticipation possible to the date on which such change will be effective. The Assignment Agreement contains an exhibit setting forth the Concentration Limits by each Client higher than 3% and applicable to specific Clients in the execution date of the Assignment Agreement. Such Clients are the following:

Client	Concentration Limit
Cerveceria Modelo	unlimited
Nestlé de Mexico	7.5%
Avon	6%

The above mentioned percentages may vary during the term of the Assignment Agreement. In addition, during the term of the Assignment Agreement, it will be possible to add other specific Clients which Receivables may have Concentration Limits by Client higher than 3%.
8.5. Anticipated Termination.
A. Anticipated Termination Events. In accordance with the provisions of the Assignment Agreement, any of the following events will constitute an Anticipated Termination Event:
1. Lack of Payment. Any Event of Default that causes the Early Amortization of the Notes, as provided in the corresponding resolutions of the Issuance Committee and the corresponding Notes;
2. Non-Compliance with the Assignment. In case that the Assignors breach their obligation to execute and deliver the required documentation, as provided in the Assignment Agreement;
3. Non-Compliance with the Acquisition. In case that the Assignee breaches its obligation to acquire Receivables, as provided in the Assignment Agreement;
4. False representations and Warranties. In case that any representation or warranty made by the Assignors in the Assignment Agreement or any other information provided by the Assignors result false, incorrect or incomplete in any material respect;
5. Non-Compliance with the Aforo. In case that during any consecutive 10 (ten) Business Days period throughout the term of the Assignment Agreement, the required Aforo is not met pursuant to Section 8.3 Subsection D above, and if at the end of such period the Aforo level is not increased to cover the corresponding Partial Cost of Interest pursuant to paragraph 1, Section 5 Subsection A of the Assignment Agreement, regardless of weather such increases are made automatically or through an assignment of additional Eligible Rights or through the contributions of additional cash amounts to the Trust Estate;
6. Attachments. If any of the assets of the Assignors with an aggregate total value equal or higher than U$25,000,000 (Twenty Five Million Dollars) is totally or partially attached by judicial or administrative authority, or by any authority of any other kind, in order to secure the payment of debts for an amount equal or higher than the one mentioned above, and if the execution of such attachments has an adverse and material effect in the rights of the Preferred Holders, unless such attachments, at the Assignor’s discretion, is notoriously inapplicable or if it may be challenged in good faith by any of the Assignors and such challenge has a good chance of success;
7. Taxes. If the Assignors, as the case may be, stop paying any material tax debt of their companies, or any contributions to the Instituto Mexicano del Seguro Social, to the Instituto pare el Fomento Nacional de la Vivienda para los Trabajadores or to the Sistema de Ahorro para el Retiro, and if such non-compliance has a material adverse effect for the Assignors, as it may correspond, except for those cases when such payment is being challenged in good faith by the Assignors through the adequate procedures and subject to the previous implementation of the corresponding reserves;

8. Labor Conflicts. If the employees of any of the Assignors’ companies initiate a legitimate strike which prevents the normal course of the operations of any of the Assignors, and such strike lasts for over 45 days, and if at the Rating Agencies’ discretion it has a material adverse effect in the rights of the Preferred Holders;
9. Master Servicer Agreements, Sub-Servicing Agreements and Bond Administration Agreement. In case that any of the Master Services Agreements, the Sub-Servicing Agreements, or the Bond Administration Agreement are terminated and a new agreement with a Substitute Master Servicer or a Substitute Sub-Manager has not been executed, as the case may be, within the periods provided in those agreements;
11. Average Default Ratio. If at any Monthly Report Date the Master Servicer reports that the Average Default Ratio of the last Calculation period is higher than 3% (three percent);
12. Rate for the Three Month Dilution Average. If at any Monthly Report Date the Master Servicer reports that the Rate of Dilution for the last 3 (three) Calculation periods is higher than to 5% (five percent), or
13. Early Amortization Events. Upon the occurrence of an Early Amortization Event of Preferred Notes and the Revolving Period is terminated pursuant to the Trust.
B. Early Termination Consequences. Upon the occurrence of an Early Termination Event, the Assignor or the Assignees, as the case may be, may terminate the Assignment Agreement by a simple written notice given to the other party.